Tidal Trust II 485BPOS

Exhibit 99.(d)(xxviii)(ii)

SECOND AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Second Amendment to the Sub-Advisory Agreement (this “Amendment”) is made as of April 23, 2025, by and between Tidal Investments LLC, a Delaware limited liability company, with its principal place of business at 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 (the “Adviser”) and Newfound Research LLC, a Delaware limited liability company, with its principal place of business at 380 Washington Street, 2nd Floor Wellesley Hills, Massachusetts 02481 (the “Sub-Adviser”).

BACKGROUND:

WHEREAS, the Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of December 2, 2024 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement solely to correct a typographical error in Section 14.3, without making any other changes to the Agreement.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The first romanette in Section 14.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Adviser by the Sub-Adviser specifically for use therein;”

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/ Daniel Carlson
Name:	Daniel Carlson
Title:	Co-Founder & Chief of Staff

Newfound Research LLC

By:	/s/ Corey Hoffstein
Name:	Corey Hoffstein
Title:	Chief Investment Officer

Signature Page to

Second Amendment to

Sub-Advisory Agreement (NEWFOUND)